As filed with the Securities and Exchange Commission on May 29, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA BIOLOGIC PRODUCTS, INC.
(Exact name of registrant as specified in its Charter)

Delaware	75-2308816
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

No. 14 East Hushan Road,
Taian City, Shandong
People’s Republic of China, 271000
(86) 538-620-2306
(Address of Principal Executive Offices)

China Biologic Products, Inc.
2008 Equity Incentive Plan
(Full title of the plan)

Chao Ming Zhao	With a copy to:
No. 14 East Hushan Road,	Louis A. Bevilacqua, Esq.
Taian City, Shandong	Thomas M. Shoesmith, Esq.
People’s Republic of China, 271000	Joseph R. Tiano, Jr., Esq.
(86)538-6217079	Thelen Reid Brown Raysman & Steiner LLP
(Name, Address and Telephone Number of Agent for Service)	701 8th Street, N.W.
Washington, D.C. 20001
(202) 508-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

		Proposed	Proposed
Title of securities		maximum	maximum
to be registered	Amount to be	offering price per	aggregate	Amount of
Common stock,	registered(1)	share(2)	offering price(2)	registration fee(2)

$0.0001	5,000,000	$3.00	$15,000,000	$590

(1)

Represents shares of common stock that may be issued pursuant to the China Biologic Products, Inc. 2008 Equity Incentive Plan (the "2008 Plan"). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of common stock that become issuable under the 2008 Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of our outstanding shares of common stock.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act. The proposed maximum aggregate offering price is based upon the average of the high and low sale prices of China Biologic Products, Inc. common stock as reported on Over-the-Counter Bulletin Board ("OTC BB") on May 15, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the "Commission"), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed by China Biologic Products, Inc. (the "Company") with the Commission, are incorporated in this Registration Statement by reference:

(a)

The Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on March 28, 2008, pursuant to Section 13(a) or 15(d) of the Exchange Act, which includes audited financial statements for the Company’s latest fiscal year;

(b)

The Company’s prospectus filed with the Commission on January 30, 2008 (Commission File No. 333-145877), pursuant to Rule 424(b)(3);

(c)

All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

(d)

The description of the Company’s Common Stock which is contained in its registration statement on SB-2/A filed with the Commission on January 28, 2008, including all amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.     Description of Securities.

The description of the Company’s Common Stock set forth under the caption "Description of Securities" at page 68 of the Company’s registration statement on SB-2/A, filed with the Commission on January 28, 2008, is hereby incorporated by reference.

ITEM 5.     Interests of Named Experts and Counsel.

Not applicable.

ITEM 6.     Indemnification of Directors and Officers.

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

ITEM 7.     Exemption from Registration Claimed.

Not Applicable.

ITEM 8.     EXHIBITS.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

ITEM 9.     UNDERTAKINGS.

(A)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)

To include any additional or changed material information with respect to the plan of distribution not previously disclosed in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taian City, Shandong Province, People’s Republic of China, on this 29th day of May, 2008.

CHINA BIOLOGIC PRODUCTS, INC.

By	/s/ Chao Ming Zhao
Chao Ming Zhao
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Chao Ming Zhao his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 29, 2008.

SIGNATURE	TITLE

/s/ Stanley Wong	Chief Executive Officer
Stanley Wong	(Principal Executive Officer)

/s/ Chao Ming Zhao	Chief Financial Officer, Director
Chao Ming Zhao	(Principal Financial Officer)

/s/ Siu Ling Chan	Chairwoman of the Board
Siu Ling Chan

/s/ Lin Ling Li	Director
Lin Ling Li

/s/ Guangli Pang	Director
Guangli Pang

EXHIBIT INDEX

Exhibit	Description

5.1	Opinion of Thelen Reid Brown Raysman & Steiner, LLP

10.1	China Biologic Products, Inc. Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on May 13, 2008)

23.1	Consent of Moore Stephens Wurth Frazer and Torbet, LLP, Certified Public Accountants

23.2	Consent of Thelen Reid Brown Raysman & Steiner, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the Signature Page to this Registration Statement)